ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”), dated as of ________ __, 2008, is entered into by and between Allegro Biodiesel Corporation, a Delaware corporation (“Assignor”), and Consolidated Energy Holdings, LLC, a Louisiana limited liability company (“Assignee”), and is executed and delivered pursuant to that certain Securities Purchase Agreement, dated as of June 13, 2008, by and among Assignee, Assignor and the Members of Assignee party thereto (the “Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Assignment. Assignor hereby absolutely and irrevocably grants, bargains, assigns, transfers, sets over, conveys and delivers to Assignee, and Assignee hereby accepts from Assignor, all of Assignor’s right, title and interest in and to the Employee Liabilities.

2.  Assumption. Assignee hereby assumes the Employee Liabilities.

3.  Further Assurances. Assignor and Assignee agree to furnish to each other all such resolutions, certificates, other documents and access to information and to take such other action as the other may from time to time reasonably request to evidence, confirm and fully implement the assignment of assets and assumption of liabilities made hereby.

4.  Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.

5.  Counterparts. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

6.  Facsimile or Email Signatures. Any signature page delivered pursuant to this Assignment via facsimile or by email of pdf signature pages shall be binding to the same extent as an original signature. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

7.  Amendments. No amendment, waiver, modification, termination or cancellation of this Assignment shall be effective unless made in writing and signed by the party against whom enforcement is sought.

8.  Severability. Wherever possible, each provision of this Assignment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Assignment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Assignment.

9.  Terms of the Agreement. The terms of the Agreement are incorporated herein by this reference. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

10.  Governing Law. This Assignment shall for all purposes be governed by the laws of the State of California without regard to choice of law or conflicts of law provisions.

11.  Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings given to such terms in the Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Assignment to be executed and delivered as of the date first above written.

ASSIGNOR:

ALLEGRO BIODIESEL CORPORATION

By:	W. Bruce Comer, III
Name: W. Bruce Comer, III Title: Chief Executive Officer

ASSIGNEE:

CONSOLIDATED ENERGY HOLDINGS, LLC

By:	/s/ Dean Tyler
Name: Dean Tyler Title: Member authorized by the Manager

[Assignment and Assumption Agreement]